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                                                                    Exhibit 99.1


                                   Contact:    Yasuo Hirano
                                               Hitachi, Ltd.
                                               +81-3-3258-2057
                                               yasuo_hirano@hdq.hitachi.co.jp

                                               Scott Brooks
                                               IBM Corporation
                                               914-499-6734
                                               srbrooks@us.ibm.com


                   HITACHI AND IBM REACH DEFINITIVE AGREEMENT
                          ON HARD DISK DRIVE OPERATIONS


TOKYO, Japan and SAN JOSE, Calif. -- June 4, 2002 -- Hitachi, Ltd. (NYSE: HIT,
TSE: 6501) and IBM today announced that they have reached a definitive agreement to transfer their hard disk drive (HDD) operations to a new standalone company under majority Hitachi ownership. These plans were originally announced in April as part of a larger storage relationship between the two companies.

Hitachi has agreed to purchase the majority of IBM's HDD-related assets for $2.05 billion, which includes the transfer of IBM's HDD-related intellectual property portfolio to the new organization. Hitachi will initially own 70 percent of this new company and will make a series of fixed payments to IBM before assuming full ownership after three years.

The new company will be based in San Jose, California, and managed by an independent team comprising executives from Hitachi and IBM's existing HDD operations. The chief executive officer will be Dr. Jun Naruse, Corporate Managing Director of Hitachi, Ltd., formerly CEO of Hitachi Data Systems, and the chief operating officer will be Dr. Douglas Grose, currently general manager of IBM's Storage Technology Division. Hitachi will select the new company's board of directors, and IBM will not be involved in its operations.

The new organization will bring together approximately 24,000 employees, about 18,000 from IBM and 6,000 from Hitachi, with major manufacturing operations at 11 locations around the world. Certain IBM HDD operations are not included in the deal.

Hitachi estimates the new company may deliver approximately $5 billion in sales in fiscal year 2003, and will target annual sales of $7 billion by fiscal year 2006. IBM and Hitachi have each agreed to multi-year HDD supply commitments from the new company.
                                     -more-

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                               HITACHI AND IBM REACH DEFINITIVE AGREEMENT/PAGE 2

Pending the completion of applicable regulatory processes, the deal is expected to close before year-end.

 "The purchase of IBM's HDD business brings us the valuable business assets required for long-term success in this highly competitive market," said Masaaki Hayashi, Senior Vice President and Director, Hitachi, Ltd. "By combining HDD research, development, manufacturing, marketing and sales into an independently operating company, we are creating a new industry leader fully focused on the $20 billion disk-drive market. This new company is uniquely positioned for success by its broad customer portfolio, its unparalleled technological capabilities and its strong position in key growth markets, including storage-intensive consumer electronics."

"Customers will benefit from the increased efficiencies of the new company and its ability to quickly bring advanced technologies and products to market," said John E. Kelly III, senior vice president and general manager of IBM's Technology Group. "The singular focus on the HDD business will provide employees with the dedicated resources necessary to fully apply their industry-leading expertise to developing new HDD technologies and market opportunities."

In addition, IBM and Hitachi are proceeding with separate negotiations related to a planned multi-year alliance to research and develop new open standards-based technologies specific to next-generation storage networks, systems and solutions. The companies have created a process to review joint projects designed to improve interoperability, reduce complexity and improve cost of ownership for storage systems customers. Additional information on this alliance will be announced when negotiations are finalized.

                                      # # #
CAUTIONARY STATEMENT
Statements in this document contain forward-looking information which reflect Hitachi's current views with respect to certain future events and financial performance. Actual results may differ materially from this forecast. Further, this forward-looking information is based upon assumptions of future events which may not prove to be accurate. Factors that could cause actual results to differ materially from the forecast include, but are not limited to: rapid technological change; uncertainty as to the new company's ability to continue to develop products and to market products that incorporate new technology on a timely and cost-effective basis and achieve market acceptance; fluctuations in product demand and industry capacity; increasing commoditization of information technology products, and intensifying price competition in the market for such products; fluctuations in rates of exchange for the U.S. dollar and other currencies in which the new company makes significant sales or in which the new company's assets and liabilities are denominated; uncertainty as to the new company's access to liquidity or long-term financing, particularly in the context of restrictions on availability of credit prevailing in U.S.; uncertainty as to the new company's ability to implement measures to reduce the potential negative impact of fluctuations in product demand and/or exchange rates; general economic conditions and the regulatory and trade environment of the new company's major markets, continued stagnation or deterioration of the Japanese or other East Asian economies, or direct or indirect restriction by other nations of imports; uncertainty as to the new company's access to, or protection for, certain intellectual property rights; the new company's dependence on alliances with other corporations in designing or developing certain products; and the market prices of equity securities in Japan, declines in which may result in write-downs of equity securities Hitachi holds.
                                      # # #

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                               HITACHI AND IBM REACH DEFINITIVE AGREEMENT/PAGE 3


ADDITIONAL HITACHI PRESS CONTACTS:
Japan:  Tsuyoshi Miyata, Hirotaka Ohno
Hitachi, Ltd.
Tel:  +81-3-3258-2057
tsuyoshi_miyata@hdq.hitachi.co.jp
hirotaka_ohn@hdq.hitachi.co.jp

Singapore:  Yuji Hoshino
Hitachi Asia Ltd.
Tel:  +65-231-2522
yhoshino@has.hitachi.com.sg

US:  Masahiro Takahashi
Hitachi America, Ltd.
Tel:  +1-650-244-7902
masahiro.takahashi@hal.hitachi.com

UK:  Kantaro Tanii
Hitachi Europe Ltd.
Tel:  +44-1628-585379
Kantaro.tanii@hitachi-eu.com